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Exhibit 99.2

GENERAL GROWTH PROPERTIES FILES REGISTRATION STATEMENT FOR MANDATORILY EXCHANGEABLE NOTES

CHICAGO, Illinois—July 15, 2010—General Growth Properties, Inc. (NYSE: GGP) today announced that its subsidiary, New GGP, Inc. (the "Issuer"), has filed a registration statement on Form S-11 with the Securities and Exchange Commission relating to a proposed offering of up to $2.15 billion aggregate principal amount of mandatorily exchangeable notes. The notes will be exchangeable for shares of the Issuer's common stock, subject to certain conditions, including the consummation of GGP's proposed plan of reorganization, which was filed on July 13, 2010 with the United States Bankruptcy Court for the Southern District of New York. Proceeds of the offering, which is subject to Bankruptcy Court approval, would be used to replace a portion of the previously announced commitments to fund GGP's plan of reorganization from affiliates of The Fairholme Fund, Pershing Square Capital Management and Teacher Retirement System of Texas.

This offering will be made only by means of a prospectus.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement on Form S-11 may be accessed through the Securities and Exchange Commission's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GGP

GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. GGP's portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. GGP's common stock is traded on the New York Stock Exchange under the symbol GGP.

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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com

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  Exhibit 99.2